CODE OF ETHICS

                               for

                  The Tax-Free Trust of Oregon

                         January 1, 2000

                                       Effective: January 1, 2000
                                          (as amended June, 2000)
                       THE CODE OF ETHICS
                 OF THE TAX-FREE TRUST OF OREGON

INTRODUCTION

It is the policy of the Tax-Free Trust of Oregon (the "Fund") to avoid any conflict of interest or even the appearance of such a conflict in connection with the performance of general management, investment advisory, distribution and portfolio management services for the Fund and its shareholders. This code of ethics (the "Code of Ethics" or the "Code") has been adopted by the Fund's Trustees to implement this policy. The Code applies to the Fund and each of its officers and Trustees. In the Code, "Aquila Entity" or "Aquila Entities" shall mean (1) all members of the Aquila Group of Companies, including Aquila Management Corporation, Aquila Distributors, Inc. and STCM Management Company, Inc; (2) all funds for which a member of the Aquila Group of Companies provides administrative, distribution or investment advisory services (the "Funds"); and (3) any other advisory clients of the Aquila Group of Companies. A code of ethics substantially the same as this code has been adopted by each of the Aquila Group of Companies, and covers every officer, director and employee of that Company who is involved in providing services to the Fund whether by way of security analysis or recommendation, placement of trading orders, portfolio management, distribution or otherwise. In this Code, provisions applicable to the Aquila Group of Companies are present solely for convenience of administration and apply only to those companies under their own code of ethics.

One of the practices that raises a potential conflict of interest is that of trading in the same securities (or related securities) that are being purchased or sold, or considered for purchase or sale, for the Fund or other Aquila Entities by persons affiliated with the Fund or other Aquila Entities for accounts in which the affiliated persons have a beneficial ownership interest or which they control. The Investment Advisers Act of 1940 ("Advisers Act"), the Investment Company Act of 1940 ("1940 Act"), and other federal and state securities laws and rules generally prohibit fraudulent, deceptive or manipulative trading by persons affiliated with investment advisers with respect to securities held, to be acquired or under consideration for purchase or sale by advisory clients. This prohibition extends to trading in furtherance of personal interests to the detriment of the Fund or other Aquila Entities as well as any attempt to benefit from the market impact of their anticipated or actual transactions. The Securities and Exchange Commission ("SEC") regulations require the adoption of procedures designed to prevent such fraudulent conduct.

Please read the specifics of this Code of Ethics carefully. If you have any questions, discuss them with the Fund Counsel, that is, regular independent counsel to the fund, if you are an Independent Trustee, or with Robert Anderson, the Compliance Officer ("C.O.") for the Aquila Group of Companies or his successor. Be sure that you understand the Code. Then sign and date the attached certification and return it to the C.O., who will maintain it as part of the Fund's records. Keep a copy of the Code for your reference. The C.O. is responsible for enforcing and interpreting this Code, and is always available to answer any questions you may have. As an officer, trustee, director, employee, or control person of the Fund or any other Aquila Entity, you are subject to all applicable provisions of this Code.

ADOPTION OF THIS CODE

This Code has been adopted in compliance with Section 17(j) of the 1940 Act and Rule 17j-1 (the "Rule"), Sections 204 and 204A of the Advisers Act and the rules thereunder, and Section 15(f) of the Securities and Exchange Act of 1934.

PURPOSE OF THIS CODE

This Code seeks to maintain the highest standards of ethical conduct for the Fund, other Aquila Entities and their personnel.
In so doing, this Code addresses three areas of concern:

     1. Observance of the general anti-fraud provisions of the Federal securities laws.

     2. Avoidance of conflicts with the interests of the Fund and other Aquila Entities or the appearance of such conflicts.

     3. Avoidance of trading securities on the basis of material non-public information or information about securities transactions made or being considered for the Fund or other clients of the Aquila Entities.

1.  GENERAL DEFINITIONS

Listed below are definitions for some of the terms used in this Code, many of which are defined by law.

"Access Person" shall mean any director, trustee, officer or Advisory Person of any Aquila Entity.

"Advisory Person" shall mean any employee of an Aquila Entity (or of any company in a "Control" relationship to an Aquila Entity) who, in connection with his or her regular functions or duties, makes, participates in, or obtains any information regarding the purchase or sale of securities by the Fund or other advisory clients, including other Funds, or whose functions relate to the making of any recommendations with respect to such purchases or sales of securities. Also included within the definition of "Advisory Person" is any natural person in a "Control" relationship to the Fund or any other Aquila Entity that is a registered investment company or an investment adviser who obtains information concerning recommendations made to advisory clients, including the Fund and other Funds, with respect to the purchase or sale of securities.


"Beneficial Ownership/Beneficial Owner" shall mean any person who has or shares, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise, a direct or indirect pecuniary interest in a security, within the meaning of the Securities Exchange Act Rule 16a-1(a)(2). "Pecuniary interest" means the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the security. "Indirect pecuniary interest" includes, but is not limited to, securities held by members of your immediate family who share your household, including your spouse, children and stepchildren, parents, grandparents, brothers and sisters, and any of your in-laws.

If you need help in determining whether you have beneficial ownership of any security for purposes of this Code, you should consult the C.O., or the Fund Counsel if you are an Independent
Trustee.

"Chairman" shall mean the current Chairman of the Fund.

"Control" shall mean the power to exercise a controlling interest over the management or policies of a company, unless such power is solely the result of an official position. Any person is presumed to "Control" a company if that person owns, directly or indirectly through one or more controlled companies, more than 25% of the voting securities of a company. Despite this presumption, a person may not be a Control Person if facts, other than security ownership, demonstrate that such person does not have a controlling interest. Similarly, persons owning less than 25% of the voting securities of a company may be deemed to have "Control" depending upon the facts and circumstances.

"Independent Trustee" shall mean, with respect to the Fund or any other Fund, a trustee who is not an interested person of such fund.

"Personal Trading" shall mean the purchase or sale of securities by an individual for his or her own account, any other account in which he or she has a "Beneficial Ownership" interest, or any account (other than an account of an advisory client of an Aquila Entity) for which the Aquila employee decides what securities transactions will be effected for the account, either by making recommendations to the account owner or by entering orders directly with the broker handling the account.

"President" shall mean the current President of Aquila Management
Corporation.

"Purchase or Sale of a Security" includes, among other things, the writing of an option to purchase or sell a security.

"Security" shall mean any note, stock, treasury stock, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security or on any group or index of securities (including any interest therein based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or generally any interest or instrument commonly known as a "security" or any certificate of interest or participation in, temporary or interim certificate for, receipt for guarantee of, or warrant or right to subscribe to or purchase any of the foregoing.

For purposes of the provisions of this Code governing personal securities trading and pre-clearance, and reporting of transactions and holdings, "Security" does not include direct obligations of the U.S. Government, shares of registered open-end investment companies (mutual funds), bankers' acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements (i.e., any instrument that has a maturity at issuance of less than 366 days and that is rated in one of the two highest rating categories by a NRSRO).

"Security Held or to be Acquired" means (A) any Security that within the most recent 15 days is being or has been: (i) held by the Fund or other Aquila Entity or (ii) "considered for purchase or sale" by or on behalf of the Fund or other Aquila Entity and
(B) any option to purchase or sell, and any security convertible into or exchangeable for, a Security described in (A) above. A Security is "being considered" for purchase or sale if:

     (a) there is an outstanding order (this includes orders that are in the process of being executed) to purchase or sell that Security for the Fund or another Aquila Entity's account or portfolio;

     (b) there is an outstanding oral or written recommendation with respect to that Security that has not been acted upon or rejected; or

     (c) the person responsible for a portfolio intends to purchase or sell (e.g., has decided to but has not yet purchased or sold) that Security for an Aquila Entity's account or portfolio.

2.  PROHIBITED TRANSACTIONS AND ACTIVITIES

As a general matter, it is a violation of the policies of the Fund and all other Aquila Entities for any of their personnel to engage in any act, practice, or course of business in connection with the purchase or sale of any security in violation of any provision of the Federal securities laws or the SEC's rules designed to prevent fraudulent, deceptive, or manipulative acts, practices or business conduct.
A.  General Prohibition Against "Front-Running"

The practice of trading on the basis of the anticipated market effect of trades for the Fund or another Aquila Entity, which is known as "front-running" or "scalping," constitutes a violation of the Federal securities laws.

Therefore, it is absolutely prohibited for any Access Person to engage in Personal Trading in a Security that the Access Person knows or should know is a "Security Held or to be Acquired" by the Fund or other advisory client of an Aquila Entity.

B.  Prohibited Personal Trading by Advisory Persons

In addition to the above general prohibitions, Advisory Persons are prohibited from engaging in Personal Trading in any Security, except as specifically permitted in Section 3 of this Code. In no event are Advisory Persons permitted to

     1) acquire Beneficial Ownership in any securities in an initial public offering, unless there is prior approval in writing by the President or C.O.;

     2) acquire Beneficial Ownership in securities in a private placement, unless there is prior approval in writing by the President or C.O.; or

     3) effect short sales or acquire short positions in any "Security Held" by the Fund or other advisory client of an Aquila
Entity.

A record of all written approvals of, and rationale supporting, any direct or indirect acquisition by Advisory Persons of an investment in an initial public offering or private placement will be made and retained by the C.O. in accordance with Section 14 herein.

Advisory Persons who have acquired private placement securities pursuant to prior written approval from the President or the C.O. must immediately disclose that investment to the C.O. before they participate at any level in any subsequent consideration of an investment in the issuer for the Fund or any other Aquila Entity. In such circumstance, the decision to purchase securities of the issuer for the Fund or other Aquila Entity will be subject to independent review by other Aquila investment personnel with no personal interest in the issuer.

Access Persons who are not Advisory Persons are not subject to the above restrictions on personal trading or the pre-clearance requirements of this Code provided that, in the ordinary course of performing their duties or otherwise, they do not have access to or have information concerning the Securities trades that are being executed, under consideration, or recommended for the Fund or other Aquila Entities.
C.  Dealings with Persons Who Do Business With the Fund or Other
Aquila Entities

No Advisory Person may seek or accept from any person that does business with the Fund or any other Aquila Entity any item of material value or preferential treatment that is or appears to be connected with the Fund or another Aquila Entity directing business to that person.

For purposes of this prohibition, "items of material value" include but are not limited to:

     (a) gifts amounting in value to more than $100 per person per year; and

     (b) payment or reimbursement of travel expenses, including overnight lodging, in excess of $100 per person per year.

"Items of material value" do not include:

     (a) an occasional meal, a ticket to a sporting event or the theater or comparable entertainment, which is not conditioned on directing business to the firm that provided such meal or entertainment and is neither so frequent nor so extensive as to raise any question of propriety; or

     (b) an unconditional gift of a typical item of reminder advertising such as a ball-point pen with the name of the advertiser inscribed, a calendar pad, or other gifts amounting in value to not more than $100 per person per year.

Any invitations involving travel for more than one day must have advance approval from the C.O.

3.  EXEMPTED TRANSACTIONS

The following types of Personal Trading are exempted from the restrictions in Section 2.B above:

     (a) trading in Securities in an account over which a person does not have direct or indirect Control or influence (e.g., a blind trust);

     (b) purchases of Securities pursuant to an automatic dividend reinvestment plan;

     (c) purchases of Securities effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer;

     (d) transactions which have been pre-cleared in writing by the President or the C.O., by use of the Personal Trading Authorization Form based on the information and representations set forth in the Form and such other information as the President or the C.O. determines is appropriate to consider. In the case of requests for pre-clearance of Personal Trading in a Security Held or to be Acquired for the Fund or another Aquila Entity which is advised by an investment adviser that is not subject to this Code ("external investment adviser"), the President or the C.O. generally shall grant authorization to trade if the person seeking pre-clearance does not have access to or knowledge of current investment decisions or recommendations of such external investment adviser; and

     (e) transactions in circumstances where the President or the C.O. finds that permitting the transaction is necessary or appropriate to alleviate hardship or to deal with unforeseen circumstances, and is otherwise appropriate, is consistent with the purposes and policies of this Code, is not in conflict with the interests of the Aquila Entities, and is in compliance with applicable law. Any such finding will be documented in writing and maintained in accordance with Section 13 herein.

4.  CONFIDENTIALITY OF SECURITIES RECOMMENDATIONS AND INVESTMENT
      DECISIONS

From the time that an Advisory Person anticipates making a recommendation to purchase or sell a Security or the time that he or she decides to purchase or sell a Security for the Fund or another Aquila Entity or learns of such recommendation or decision, through the time that all trades based on that recommendation or decision have been consummated, the subject and content of that recommendation or investment decision are considered to be proprietary information that may only be used for the benefit of the Fund or other applicable Aquila Entity. Such information also may be considered to constitute "material non-public information" by the SEC and other regulatory authorities. Accordingly, Advisory Persons must maintain the utmost confidentiality with respect to their recommendations and investment decisions during this period and may not discuss a contemplated recommendation with anyone -- inside or outside of the Fund or other Aquila Entities -- other than the President, the Chairman of Aquila Management Corporation, the C.O., the portfolio manager for the Fund or other applicable Aquila Entity, or the broker-dealer or issuer executing the order. In addition, this confidentiality obligation extends to all Access Persons and other Fund or Aquila Entities personnel who may obtain access to such information.

This prohibition is not intended to inhibit exchanges of information among Advisory Persons concerning the Securities in their respective areas of coverage. Rather, this policy is a recognition of general fiduciary principles, including but not limited to the duty to place the interest of the Fund and other Aquila Entities, including their shareholders, first at all times. Any questions concerning the distinction between an appropriate informational exchange and a prohibited communication should be discussed with the C.O.
5. APPROVALS OF TRANSACTIONS OR REQUESTS FOR WAIVERS OF RESTRICTIONS BY THE C.O., THE CHAIRMAN OR THE PRESIDENT

In the event that the C.O., the Chairman or the President seeks to engage in a transaction for which approval is required under this Code or seeks a waiver pursuant to Section 3 of this Code, the approval or waiver shall, in the case of the C.O., be granted or denied by the Chairman or the President and, in the case of the Chairman or the President, the approval or waiver shall be granted or denied by Fund Counsel. A written record of the action taken and the reasons for it shall be made by the person making the determination and the original record retained in accordance with Section 13 hereof.

6  REPORTING OF PERSONAL SECURITIES HOLDINGS AND TRADING
     ACCOUNTS

A. Initial Reports

All Access Persons of the Fund and other Aquila Entities (other than Independent Trustees) must, upon commencement of employment (but in any case no later than 10 days after the person becomes an Access Person), disclose all personal securities holdings in writing to the C.O. This report must include the title, number of shares and principal amount of each Security in which the Access Person had any Beneficial Ownership when the person became an Access Person.

Each Access Person (other than Independent Trustees) also must, upon commencement of employment but in any case no later than 10 days after the person becomes an Access Person, notify the C.O. in writing of any securities or commodities account in which he or she has a Beneficial Ownership interest or over which he or she exercises Control as of the date the person became an Access Person. Such notification must identify the brokerage firm or other financial institution at which the account is maintained, the account executive, the title of the account, the account number, and the names and addresses of all individuals with a Beneficial Ownership interest in the account. Subsequent to employment, each such Access Person shall notify the C.O. immediately and in writing of any new securities or commodities accounts.

B. Quarterly Reports

Each Access Person (other than Independent Trustees) must report to the C.O. the information described below with respect to transactions in any Securities in which such Access Person had, or by reason of such transaction acquires, any direct or indirect Beneficial Ownership in a Security. Such reports must be made no later than ten days after the end of the calendar quarter in which the transaction(s) were effected.

C. Annual Reports

Annually, each Access Person (other than Independent Trustees) must submit a report that includes the following information: title, number of shares and principal amount of each Security in which the Access Person had any Beneficial Ownership; the name of any broker, dealer or bank with whom the Access Person maintains an account in which any securities are held for the direct or indirect benefit of the Access Person; and the date that the report is submitted by the Access Person. The report must be current as of a date no more than 30 days before the report is submitted.

D.  General Reporting Information.

Access Persons are not required to report Securities trades in accounts over which they do not have influence or Control over investment decisions (e.g., a blind trust). No report required by this Section shall be construed as an admission by the Access Person that he or she has any Beneficial Ownership of any Security on the report, nor shall the making of a report be construed as an admission of a violation of this Code by the Access Person.

The C.O. will identify all Access Persons who are required to submit these reports and will inform those Access Persons of these reporting requirements. In addition to the reports required under this section, each Advisory Person is responsible for "pre-clearing" before a securities transaction is executed, through the Personal Trading Authorization Form (Exhibit A).

7.  INFORMATION REQUIRED IN PERSONAL TRADING REPORTS

Quarterly reports required under Section 6.B must include the following information:

     (a) the date of the transaction, the title, the interest rate and maturity (if applicable), and number of shares, and the principal amount of each Security involved;

     (b) the nature of the transaction (e.g., purchase, sale, or any other type of acquisition or disposition);

     (c)  the price at which the transaction was effected;

     (d) the name of the broker, dealer, or bank with or through which the transaction was effected; and

     (e)  the date that the report is submitted by the Access
     Person.

These quarterly reports also must include the following information with respect to any account established by an Access
Person in which he or she has a Beneficial Ownership interest or over which he or she exercises control:

     (a) the name of the broker, dealer or bank with whom the Access Person established the account;

     (b)  the date the account was established; and

     (c)  the date that the report is submitted by the Access
Person.

One way to achieve this is for you to instruct the brokerage firm or bank, at which you maintain accounts in which you have a Beneficial Ownership interest or over which you have Control, to automatically send copies of broker trade confirmations or monthly or quarterly account statements to the C.O. no later than ten days after the end of each calendar quarter. To use confirmations or account statements to satisfy the quarterly reporting requirement, the confirmations and statements must include all of the information listed above. The C.O. will be responsible for reviewing such records.

Such reports must be made with respect to all Personal Trading, including transactions exempted by Section 3. However, Access Persons are not required to report Securities trades in accounts over which they do not have influence or Control over investment decisions (e.g., a blind trust).

8.  REPORTING OF PERSONAL TRADING BY INDEPENDENT TRUSTEES OF THE
AQUILA FUNDS

If your only relationship to the Aquila Entities is that of an Independent Trustee of the Fund, you are not required to submit reports of your Personal Trading, unless you knew or, in the ordinary course of fulfilling your duties as an Independent Trustee, should have known, that during the 15-day period before or after your transaction in a Security, the Security was purchased or sold, or considered for purchase or sale, by or on behalf of one of the Funds. If you are required to submit a report under this section, your report must be submitted no later than ten days after the end of the calendar quarter in which the transaction(s) were effected. Your report must include the information described under Section 7 above.

Independent Trustees are not required to report Securities trades in accounts for which they do not have influence or Control over investment decisions (e.g., a blind trust). No report required by this Section shall be construed as an admission by an Independent Trustee that he or she has any Beneficial Ownership of any Security on the report, nor shall the making of a report be construed as an admission of a violation of this Code by the Independent Trustee. The C.O. will inform the Independent Trustees of these reporting requirements. Copies of all such reports to the C.O. shall be referred to Fund Counsel and the originals shall be maintained by the C.O. as part of the Fund's records.

9.  ADVISING NON-AQUILA ENTITIES

Advisory Persons may not render investment advice to persons other than Aquila Entities, unless the advisory relationship, including the identity of those involved and any fee arrangements, has been disclosed to and approved by the President. Once cleared with the President, all transactions for such outside advisory clients are subject to the reporting requirements of Section 6 above. This prohibition precludes Advisory Persons from providing investment advice to members of such person's immediate family without the prior approval of the President.

10.  EXTERNAL INVESTMENT ADVISERS

This Code does not extend to investment advisers to the Fund that are not members of the Aquila Group of Companies, except as provided in Section 15 below.

11  TRADING WITH MATERIAL NON-PUBLIC INFORMATION

THIS PROVISION OF THE CODE APPLIES TO ALL PERSONNEL

No officer, trustee, director, employee, or control person of the Fund or any other Aquila Entity may purchase or sell any security, or be involved in any way in the purchase or sale of a security, while in possession of material non-public information about the security or its issuer, regardless of the manner in which such information was obtained. Furthermore, no person possessing material non-public information may disclose such information to any person other than the C.O. or Fund Counsel, except to the extent authorized by the C.O. or, in the case of Independent Trustees, Fund Counsel. This prohibition covers transactions for the Fund and all other Aquila Entities made in the course of your employment with an Aquila Entity, as well as transactions for your personal accounts and accounts of persons in privity with you.

Material non-public information includes corporate information, such as undisclosed financial information about a corporation, and market information, such as a soon-to-be-published article about a corporation. Material information is defined as information which an investor would consider important in making an investment decision, or which would substantially affect the market price of a security if generally disclosed. Non-public information is defined as information which has not been effectively made available to the marketplace. Any questions as to whether certain information is material non-public information should be directed to the C.O. or, in the case of Independent Trustees, Fund Counsel.

12.  ADVISORY PERSONS SERVING AS DIRECTORS OF PUBLICLY-TRADED
COMPANIES

Advisory Persons who serve as directors of publicly-traded companies may be seen as having an inherent conflict of interest between the fiduciary duty owed to the Aquila Entities and that owed to the shareholders of such publicly-traded companies. To avoid such potential conflicts of interest, all Advisory Persons must receive the prior written approval of the President before serving as director of any publicly-traded company, which approval may be withheld in the President's sole discretion. If you are an Advisory Person and currently serve as a director of a publicly-traded company, you should notify the C.O. immediately. Prior to commencement of employment with any Aquila Entity and annually thereafter, each Advisory Person shall provide the C.O. with a written list of all positions held by the Advisory Person with any publicly-traded company.

Advisory Persons who receive permission to serve as directors of publicly-traded companies will be isolated through "Chinese Walls" or other procedures from making decisions regarding the securities of those companies for which they serve as directors.

An especially sensitive situation involves representation on a creditors' committee. Particular care will be taken to create a "Chinese Wall" between portfolio management and creditors' committee representation.

13.  RECORD KEEPING

The C.O. shall maintain the following records in the manner and for the time periods described under the Advisers Act and Rule
17j-1(f) under the 1940 Act.

     (a) a copy of this Code and any other Code which is, or at any time within the past five years has been in effect;

     (b) records of any violations of this Code and any actions taken as a result of such violations;

     (c) each report, record or finding made under this Code
     (i.e., those required by Sections 2, 3, 5, 6, 8, and 9), including any information provided in lieu of these reports
     (e.g., confirmations, account statements);

     (d) a list of all persons who currently are or within the past 5 years have been required to make reports pursuant to the Code;

     (e) a list of all persons who currently are or within the past 5 years have been responsible for reviewing reports submitted pursuant to the Code; and

     (f) a copy of each report submitted to the Fund Board of Trustees in connection with the Board's approval of a code of ethics or material changes to such a Code.


     14.  VIOLATIONS OF THIS CODE

Violations of this Code may result in the imposition of criminal penalties or sanctions by the SEC, other regulatory authorities, or the Aquila Entities, including forfeiture of any profit from a transaction, and forfeiture of future discretionary salary increases or bonuses and suspension or termination of employment. Determinations as to whether a violation has occurred, and the appropriate sanctions, if any, shall be made by the directors or trustees or the President; provided however, that no person believed to have violated this Code shall participate in such determinations made with respect to his or her own conduct.

     15.  BOARD APPROVAL AND REPORTS TO BOARD

     A.  Initial Approval of Codes of Ethics

     The Board of the Fund, including a majority of Independent Trustees, shall approve any code of ethics required by the Rule of any new investment adviser or principal underwriter for the Fund that is not subject to this Code of Ethics before retaining the services of that entity. Before the Board meeting at which a code is scheduled for approval, the affected adviser or principal underwriter shall provide the Board with a copy of the code, a written certification that the adviser has adopted procedures reasonably necessary to prevent its Access Persons from violating the code and any other information requested by the Board.

     B.  Material Changes to Codes of Ethics

The Board of the Fund, including a majority of Independent Trustees, will approve any material changes to this Code, as well as to the code of ethics adopted pursuant to Rule 17j-1 of any member of the Aquila Group of Companies that provides services to the Fund and of any external investment adviser to the Fund, within six months following the adoption of the change. The appropriate Fund officers or personnel of the Aquila Group of Companies or external investment adviser will, on a timely basis, provide notice to the Board of the changes and provide the Board with the following information regarding the changes for which Board approval is sought: (a) a written description of the change and the reasons therefor; (b) a copy of the revised code of ethics, marked to show the changes; (c) a written certification that the adviser has adopted procedures reasonably necessary to prevent the adviser's Access Persons from violating the code; and (d) any other information requested by the Board.

     C. Annual Reports to Board

     At least annually, the appropriate officers of the Fund, other Aquila Entities and each external investment adviser shall provide the Board with (i) a written certification that the Fund or such other entity has adopted procedures reasonably necessary to prevent its Access Persons from violating its code of ethics; a written report that describes any issues arising under its code of ethics or related procedures since the last report to the Board; and (ii) any other information requested by the Board. The report shall include, but not be limited to, information about: material violations of the code or related procedures; immaterial, individual violations (such as late filings of quarterly transactions reports) if such violations are material in the aggregate; and sanctions imposed in response to such violations; significant conflicts of interest that arose involving personal trading, even if the conflicts did not result in a code violation (e.g., where an Advisory Person is a director of a company whose securities are held by the Fund. See Section 12 herein.). Further, the Board will be provided with more frequent reports when there have been significant violations of a code or related procedures, or significant conflicts of interest arising under the code or procedures.
                          Certification

I have read the Code of Ethics of the Tax-Free Trust of Oregon in its entirety, and I understand it. I agree to comply fully with all of its provisions. Further, I agree to certify, in writing and each year, that I have complied with the terms of this Code, as amended from time to time.

Dated:                                             Signed:


                            EXHIBIT A

                         AQUILA ENTITIES

               PERSONAL TRADING AUTHORIZATION FORM


In connection with the contemplated
                             (purchase or sale)*

by                        of
           (name of employee)           (number of shares)

of                        on
      (name of security)                (date)

I confirm that to my knowledge (a) there presently is no outstanding order to purchase or sell the above-listed security for an Aquila Entity's account or portfolio; (b) there is no outstanding oral or written communication with respect to that security that has not been acted upon or rejected; (c) I have no present intention to purchase or sell that security for an Aquila Entity and am not aware that such security is "being considered" by anyone with discretionary authority over trading of behalf of an Aquila Entity and (d) I am not in possession of material non-public information with respect to the security described above nor am I making the transaction described above on the basis of material non-public information. I further confirm that the above conditions have existed during this entire business day. Finally, I confirm that I have no access to or knowledge of current recommendations or investment decisions relating to this security that may be being made or considered for any Aquila Entity by an investment adviser not subject to the Aquila Code of Ethics.


Dated:                             Signed:

Approved:                          Dated:
          Compliance Officer



* If other than market order, described proposed limits.